SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

January 6, 2009
Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-131875	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

(i) On January 6, 2009, Zion Oil & Gas, Inc. (hereinafter, the "Company") and Philip Mandelker (“PM”), a former Executive Vice President, entered into a settlement agreement resolving all disputes between them relating to the payment by the Company to PM of amounts in respect of deferred compensation, as well as other related matters. Under the settlement agreement, the Company remitted to PM the sum of $43,385 on account of $283,385 in total deferred payment payable to PM, with the balance of $240,000 payable on a monthly basis of $10,000 per month, over a two year period through February 2011. Under certain specified conditions relating primarily to the payment of deferred amounts owing to executives of the Company beyond a specified maximum amount prior to the payment in full of the amounts owing to PM, the monthly payment to PM may be accelerated. Under the settlement agreement, PM received certain releases and access to his pension/life insurance fund accounts under Israeli law. PM employment under his personal employment agreement with the Company expired as of December 31, 2008.

(ii) The Company’s executives have agreed to continue extending through July 1, 2009, a substantial portion of deferred compensation due to them in the approximate amount of $1,345,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: January 12, 2009	By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer